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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 2, 1998



                                  UNOVA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                 001-13279                 95-4647021
      (STATE OR OTHER           (COMMISSION FILE          (I.R.S. EMPLOYER
      JURISDICTION OF               NUMBER)             IDENTIFICATION NO.)
       INCORPORATION)

  360 NO. CRESCENT DRIVE, BEVERLY HILLS, CALIFORNIA             90210
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

            REGISTRANT'S TELEPHONE NUMBER,                  (310) 888-2500
                 INCLUDING AREA CODE
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Item 2.        ACQUISITION OR DISPOSITION OF ASSETS.

On October 2, 1998, the Registrant completed the acquisition of the Machine Tool
Group of Cincinnati Milacron Inc., which subsequently changed its name to "Milacron, Inc." ("Milacron"), for $180 million in cash, subject to post-closing adjustments. The business and assets acquired by the Registrant will be renamed
"Cincinnati Machine, a UNOVA Company" ("Cincinnati Machine"), and become part of the Registrant's Industrial


Automation Systems segment. The revenues of Cincinnati Machine are expected to exceed $450 million in 1998.

Cincinnati Machine is engaged in the design, manufacture, sale, and servicing of standard and advanced computer numerically controlled metal cutting machine tools primarily for the industrial components, job shop, fluid power, automotive, aerospace, and certain other industries and machines for producing articles from bands of composite material primarily for the aerospace industry.

The cash consideration paid by the Registrant, which was determined as a result of arm's length negotiations between the Registrant and Milacron, was borrowed under the Registrant's Credit Agreement dated as of September 24, 1997, as amended, with a group of banks for which Morgan Guaranty Trust Company of New York acts as Agent.

To the extent the assets acquired constitute land, equipment, or other physical property, the Registrant intends to utilize such assets in the same business for which they were utilized by Milacron.


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

7(c)      EXHIBIT (2) - Amended and Restated Purchase and Sale Agreement
dated August 20, 1998, between UNOVA, Inc., UNOVA Industrial Automation Systems, Inc., and UNOVA UK Limited, on the one hand, and Cincinnati Milacron Inc., on the other hand.





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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


UNOVA, INC.

By:    /s/ Charles A. Cusumano
     ----------------------------
       Charles A. Cusumano
       Vice President, Finance


Dated:    October 16, 1998




























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


                                  UNOVA, INC.
                                 EXHIBIT INDEX


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

Exhibit No.                      Description of Exhibit
----------                       ----------------------
   2              Amended and Restated Purchase and Sale Agreement
                  Dated August 20, 1998, between UNOVA, Inc., UNOVA Industrial Automation Systems, Inc., and UNOVA UK Limited, on the one hand, and Cincinnati Milacron Inc., on the other hand
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